Exhibit 8

10250 Constellation Blvd., Suite 1100 Los Angeles, California 90067 Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
January 3, 2022	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Kimco Realty Corporation
500 North Broadway
Suite 201
Jericho, NY 11753

Re:	Kimco Realty Corporation Registration Statement on Form S-3

To the addressee set forth above:

We have acted as special tax counsel to Kimco Realty Corporation, a Maryland corporation (the “Company”), and Kimco Realty OP, LLC, a Delaware limited liability company (“Kimco OP”), in connection with their filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements, under the Securities Act of 1933, as amended (the “Act”).

Pursuant to a reorganization on January 1, 2023, a newly formed subsidiary of the Company merged with and into the company formerly known as Kimco Realty Corporation (the “Predecessor”), and the Predecessor became a wholly owned subsidiary of the Company.

You have requested our opinion concerning (i) the statements in the Base Prospectus set forth under the caption “United States Federal Income Tax Considerations” and (ii) certain of the federal income tax consequences to each of the Company and the Predecessor of its election to be treated as a “real estate investment trust” (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Company and its subsidiaries as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”).  This opinion is also based upon the factual representations of the Company and its subsidiaries concerning its business, properties and governing documents as set forth in the Registration Statement and the Base Prospectus.  For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate.  In rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.

January 3, 2023

In our capacity as special tax counsel to the Company and Kimco OP, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations and subject to the limitations set forth in the Registration Statement, the Base Prospectus and the Officer’s Certificate, it is our opinion that:

1.
Commencing with the Predecessor’s taxable year beginning January 1, 1992 through its taxable year ended December 31, 2022, the Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

2.
Commencing with the Company’s taxable year ending December 31, 2023, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the require-ments for qualification and taxation as a REIT under the Code.

3.
The statements in the Base Prospectus under the caption “United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

January 3, 2023

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.  This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Also, any variation or difference in the facts from those set forth in the Registration Statement, the Base Prospectus or the Officer’s Certificate may affect the conclusions stated herein.  As described in the Base Prospectus, the Company’s and Predecessor’s qualification and taxation as a REIT depend upon their ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  Accordingly, no assurance can be given that the actual results of the Company’s or Predecessor’s operation for any taxable year have satisfied or will satisfy such requirements.  In addition, the opinion set forth above does not foreclose the possibility that the Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Base Prospectus under the headings “United States Federal Income Tax Considerations” and “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP